Exhibit 99.1

K-Swiss Reports First Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--May 6, 2011--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the first quarter ended March 31, 2011.

Financial Results

Net loss for the first quarter of 2011 was $9,842,000, or $0.28 per diluted share, compared with a net loss of $4,698,000, or $0.13 per diluted share, for the prior-year period.

For the first quarter of 2011, total worldwide revenues increased 10.2% to $72,620,000 compared with $65,870,000 in the prior-year period. Domestic revenues increased 31.4% to $31,459,000 in the first quarter, and international revenues decreased 1.8% to $41,161,000 for the same period.

Futures Orders

Worldwide futures orders with start ship dates from April through September 2011 increased 45.0% to $105,156,000 at March 31, 2011. Domestic futures orders increased 62.0% to $47,164,000 at March 31, 2011, from $29,115,000 the previous year. International futures orders increased 33.6% to $57,992,000 at March 31, 2011, from $43,414,000 the previous year.

Steven Nichols, Chairman of the Board and President, stated, “We are seeing the first fruits of 2010’s investments with sizable year-over-year increases in both our domestic and international futures orders and sequential improvement in revenues. The continued momentum at K•Swiss and the initial brand positioning success at Palladium are encouraging signs.”

2011 Guidance

For 2011, the Company expects full year consolidated revenues to be 25% to 35% above 2010. Consolidated gross margin is expected to be approximately 39%, which is comparable to 2010. Selling, general and administrative expenses are expected to be $150 million to $155 million due to continued support of the Company’s marketing initiatives. These expenditures will be continually evaluated and could change over time, including the possibility of even greater marketing expenditures depending on available branding opportunities.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its first quarter 2011 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2939. A replay of this conference call will be available until May 13, 2011, by dialing (402) 977-9140 and entering the passcode, 21520650.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss’ quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through May 13, 2011.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand and owns the FORM Athletics brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the ability to adequately replace lost manufacturing capacity in Thailand, non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended March 31, 2011, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Loss
(In thousands, except earnings per share data)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$72,620	$65,870
Cost of goods sold	44,094	37,224
Gross profit	28,526	28,646
Selling, general and administrative expenses	40,783	35,323
Operating loss	(12,257)	(6,677)
Other income	3,000	-
Interest (expense) income, net	(61)	139
Loss before income taxes	(9,318)	(6,538)
Income tax expense (benefit)	524	(1,840)
Net loss	$(9,842)	$(4,698)
Basic loss per share	$(0.28)	$(0.13)
Diluted loss per share	$(0.28)	$(0.13)
Weighted average number of shares outstanding
Basic	35,391	35,142
Diluted	35,391	35,142

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

	March 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$31,716	$98,260
Restricted cash and cash equivalents and restricted investments available for sale	22,722	23,000
Investments available for sale	50,741	61,856
Accounts receivable, net	49,420	40,481
Inventories	80,427	41,152
Prepaid expenses and other current assets	5,028	3,241
Income taxes receivable	-	13,821
Deferred income taxes	-	2,875
Total current assets	240,054	284,686
PROPERTY, PLANT AND EQUIPMENT, NET	20,093	21,629
OTHER ASSETS
Intangible assets	18,352	14,888
Deferred income taxes	4,502	11,664
Other	10,102	9,687
Total other assets	32,956	36,239
	$293,103	$342,554

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit	$6,113	$5,298
Current portion of long-term debt	307	368
Trade accounts payable	20,881	13,108
Accrued income taxes payable	67	299
Accrued liabilities	17,720	13,920
Total current liabilities	45,088	32,993
OTHER LIABILITIES
Long-term debt	193	473
Other liabilities	14,508	13,720
Contingent purchase price	6,070	-
Total other liabilities	20,771	14,193
STOCKHOLDERS' EQUITY	227,244	295,368
	$293,103	$342,554

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer